EXHIBIT 99.2

                           TITANIUM METALS CORPORATION

                                Offer to Exchange

         4,024,820 Shares of 6 3/4% Series A Convertible Preferred Stock
                         of Titanium Metals Corporation
                           for all of the outstanding
          6 5/8% Convertible Preferred Securities, Beneficial Unsecured
                             Convertible Securities
                      (including the associated guarantee)
                            of TIMET Capital Trust I



To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Titanium Metals Corporation (the "Company") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated _____________, 2004 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") exchange 4,024,820 shares of its 6 3/4% Series A Convertible Preferred Stock ("Series A Preferred Stock") for all of the outstanding 4,024,820 6?% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities (including the associated guarantee) (the "BUCS") of TIMET Capital Trust I, or one share of Series A Preferred Stock for each of the BUCS accepted for exchange.

     We are requesting that you contact your clients for whom you hold BUCS regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold BUCS registered in your name or in the name of your nominee, or who hold BUCS registered in their own names, we are enclosing the following documents:

     1.   The Prospectus;

     2. The Letter of Transmittal for your use and for the information of your clients;

     3. A form of letter that may be sent to your clients for whose accounts you hold BUCS registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with respect to the Exchange Offer;

     4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     5. A return envelope addressed to American Stock Transfer and Trust Company, the Exchange Agent for the BUCS.

     Your prompt action is required. The Exchange Offer will expire at 12:00 midnight, New York City time, on ________, 2004, unless extended by the Company (the "Expiration Date"). BUCS tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

     To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or agent's message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the BUCS, or a timely confirmation of a book-entry transfer of such BUCS, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the

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beneficial  owners of BUCS held by them as nominee or in a  fiduciary  capacity.
The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of BUCS pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Innisfree M&A Incorporated, the Information Agent, at its address and telephone number set forth on the Letter of Transmittal.

                               Very truly yours,



                               TITANIUM METALS CORPORATION


     Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company, the Information Agent or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of any of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or the Letter of Transmittal.